EXHIBIT 99.1

Hawk Announces Full Year and Fourth Quarter 2006 Results

•	Friction products segment sales increase by 19.6% to record $199.9 million
•	As a result of sale, precision components segment treated as a discontinued operation
•	Income from operations reduced by a non-cash goodwill impairment charge in the performance racing segment of $4.5 million, or $.31 per diluted share

CLEVELAND, Ohio - March 21, 2007 - Hawk Corporation (AMEX: HWK) announced today that net sales from its continuing operations for the year ended December 31, 2006 increased by 16.5% to $212.0 million from $181.9 million in the comparable prior year period. The Company’s net sales benefited during the third and fourth quarters from the impact of pricing actions taken in its friction products segment, continued new product introductions and strong economic conditions in the Company’s end markets, including the construction and mining, aerospace, heavy truck, performance brake and agriculture markets. As a result of the sale of the Company’s precision components segment on February 2, 2007, the results of that segment are reported in the Company’s financial statements as a discontinued operation for all periods presented.

Income from operations for the 2006 full year period was $9.9 million, an increase of $7.5 million, or 312.5%, from $2.4 million in the prior year period. The increase in income from operations benefited from the result of the pricing actions taken during the last half of 2006 and operating improvements at the Company’s Tulsa facility compared to 2005, partially offset by the $4.5 million non-cash goodwill impairment charge recognized in the fourth quarter by the Company’s performance racing segment. Adjusted income from operations (as defined in Table 1) for the full year 2006 was $14.4 million, an increase of $5.8 million, or 67.4% from $8.6 million in the prior year period.

Net sales for the fourth quarter of 2006 increased by $13.5 million, or 34.4%, to $52.8 million from $39.3 million in the comparable prior year.

Loss from operations in the fourth quarter of 2006 was $0.1 million compared to a loss from operations of $4.8 million in the comparable prior year period. Included in the fourth quarter results is a $4.5 million non-cash goodwill impairment charge in the Company’s performance racing segment. Adjusted income from operations before consideration of this charge was $4.3 million compared to a loss from operations of $3.6 million in the comparable prior year period (Table 2).

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “The 2006 year was pivotal for Hawk Corporation during which we completed two important projects. First, the relocation and start-up of our Tulsa friction products facility is now behind us. The facility is now profitable and is not only achieving adequate throughput to keep up with production needs but has significantly reduced its past due backlog. We can expect to increase efficiencies during the 2007 year which should further enhance margins.” Mr. Weinberg continued, “Secondly, we made a strategic decision to focus our corporate resources on the friction products business. To that end, we successfully completed the sale of our precision components segment in February 2007 for approximately $94.2 million. The cash received from this transaction will allow us to focus on the friction products business. We are a world leader in the friction marketplace and anticipate opportunities in acquisitions, new product introductions and geographic expansion. There are four modes for using the proceeds from the precision components sale: acquisitions, internal projects, debt retirement and stock buy-back.”

For the twelve months ended December 31, 2006, the Company reported a net loss from continuing operations of $2.0 million, or a loss of $.22 per diluted share, an improvement of $3.6 million, compared to a net loss from continuing operations of $5.6 million, or a loss of $.65 per diluted share, in the comparable prior year period. The non-cash goodwill impairment charge of $4.5 million in the performance racing segment accounted for a charge to after-tax earnings of $.31 per diluted share for the twelve months ended December 31, 2006.

Business Segment Results
Net sales in the friction products segment for the year ended December 31, 2006 increased $32.8 million, or 19.6%, to a record $199.9 million from $167.1 million in the comparable prior year period. Primary drivers of the sales increase in 2006 included pricing actions, strong worldwide demand in the construction and mining, aerospace, heavy truck, and performance automotive markets, and increased sales to the industrial and performance automotive aftermarkets as a result of new product applications. Productivity improvements in the segment’s Tulsa facility resulted in improved delivery capabilities throughout the year. For the fourth quarter 2006 net sales in this segment were $50.5 million, up 36.9%, from $36.9 million in the comparable prior year period.

For the year ended December 31, 2006, income from operations in the friction products segment increased to $16.3 million from $3.2 million, or 409.4%, compared to the twelve months ended December 31, 2005. The increase in income from operations was driven by pricing actions, unit volume increases, and increased production and manufacturing efficiencies from the Company’s Tulsa plant. This increase was partially offset by increased expenses including logistic and scrap expenses in Tulsa, increased medical and incentive compensation expenses and increased raw material costs. Adjusted income from operations was $16.3 million in 2006 compared to adjusted income from operations of $9.2 million in the comparable period of 2005 (Table 1). For the fourth quarter of 2006, income from operations (as well as adjusted income from operations) in this segment was $4.9 million, an increase of $7.6 million, from a loss from operations of $2.7 million in the comparable prior year period (Table 2).

In the Company’s performance racing segment, net sales for the year ended December 31, 2006 were $12.1 million, a decrease of $2.7 million or 18.2%, from $14.8 million in the comparable prior year period. The performance racing segment is comprised of two businesses, Quarter Master Industries which manufactures racing clutches and Tex Racing, which manufactures racing transmissions. Over the course of the last two years, the Company has sought to upgrade the engineering and technology expertise of these two businesses to reflect like changes taking place in the motorsports world. Quarter Master Industries has successfully come through this transition. The transition began for Tex Racing in late 2005 and the 2006 results were impacted by these changes. During the fourth quarter of 2006, net sales were $2.2 million, a decrease of $0.2 million, or 8.3%, from $2.4 million in the comparable prior year period.

For the year ended December 31, 2006, loss from operations in the performance racing segment was $6.4 million compared to a loss from operations of $0.8 million for the comparable prior year period. In the fourth quarter of 2006, based on an assessment of its present and future operations, the segment recognized a non-cash charge of $4.5 million for the impairment of its remaining goodwill. Additionally, the segment’s operating results were negatively impacted by cost increases on various driveline components and increased levels of inventory reserves. During the fourth quarter of 2006, the loss from operations was $5.1 million compared to a loss from operations of $0.9 million in the comparable prior year period. Adjusted loss from operations was $1.9 million in 2006 compared to an adjusted loss from operations of $0.7 million in the comparable period of 2005 (Table 1). For the fourth quarter of 2006, the adjusted loss from operations in this segment was $0.6 million compared to a loss from operations of $0.9 million in the comparable prior year period (Table 2).

The Company’s discontinued operations, which consisted of its precision components and motors segments, reported income after taxes of $4.9 million for the year ended December 31, 2006, an increase of $0.7 million, or 16.7%, compared to $4.2 million in the comparable prior year period. As previously reported, the Company’s precision components segment was sold on February 2, 2007 for approximately $94.2 million. The Company’s previously issued revenue and income from operations guidance for 2006 included projections for the precision components segment. Had the precision components segment not met the requirements for discontinued operations treatment at December 31, 2006, the Company would have been within the ranges for revenue and income from operations previously provided.

Working Capital and Liquidity
As of December 31, 2006 working capital increased by $65.0 million from December 31, 2005 levels primarily as a result of the 2006 classification of all of the discontinued operations’ assets and liabilities as current. Disregarding the $61.5 million of working capital of the Company’s discontinued operations, working capital as of December 31, 2006 increased $3.5 million from December 31, 2005 levels. This increase was largely the result of higher accounts receivable levels as a result of increased sales volumes in the friction products segment during the last half of 2006 and a reduction of a receivable factoring program at the Company’s Italian facility during 2006.

Total debt outstanding, including current portion, decreased $5.5 million, to $111.2 million at December 31, 2006, compared to $116.7 million at December 31, 2005. The decrease was primarily the result of increased cash flows from the higher sales volumes as well as the reduction of costs associated with improved logistics and manufacturing efficiencies at the Company’s friction products facility in Tulsa during the second half of 2006. As of December 31, 2006, the Company had no borrowings under its revolving credit facility and $27.8 million available for additional borrowings under that facility.

Stock Repurchase Program
The Company’s Board of Directors approved a stock repurchase program pursuant to which the Company is authorized to purchase up to $4.0 million of its outstanding shares of common stock as allowed under its current senior note indenture and credit facility. Such repurchases may occur from time to time in the open market, in negotiated transactions, or otherwise in accordance with securities laws and regulations. The timing and amount of any repurchases will be determined by the Company’s management, based on its evaluation of market conditions, share price and other factors.

Business Outlook
As previously announced, Hawk expects net sales from its continuing operations for the full year 2007 to be between $217.0 million and $222.0 million, or an increase of between 2.3% and 4.7% compared to net sales for the full year 2006 of $212.0 million.

The Company expects its income from operations to increase to a range of $11.0 million to $14.0 million in 2007, or an increase of between 11.1% to 41.4%, from income from operations of $9.9 million for the full year 2006 or a reduction of between 23.6% to approximately flat results when compared to adjusted income from operations of $14.4 million for the full year 2006. The Company expects its consolidated depreciation and amortization expense for 2007 to be approximately between $7.0 million and $8.0 million. The Company’s capital expenditures for the full year 2007 are expected to be approximately $10.0 million.

Given the numerous potential applications of the net cash generated by the sale of the precision components segment, which include the stock repurchase program, reduction of the Company’s senior notes, acquisitions and the resulting impact that all or some of these actions might have on the Company’s results, the Company will not be providing guidance on earnings per share for the 2007 year.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,100 employees at 11 manufacturing, research, sales and administrative sites in 5 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the Company’s ability to execute its business plan to meet its forecasted results from continuing operations; the Company’s vulnerability to adverse general economic and industry conditions and competition; a significant portion of the Company’s total revenues is derived from a limited number of large organizations; the impact on the Company’s gross profit margins as a result of changes in product mix; the effect of the transfer of manufacturing to China and other lower wage locations by other manufacturers who compete with the Company; decisions by the Company regarding the use of proceeds from the sale of its precision components segment; acquisitions opportunities; the satisfaction of limitations on the use of proceeds contained in the Company’s financing arrangements; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates as the Company’s non-U.S. sales continue to increase; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; and, the continuity of business relationships with major customers.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Thursday, March 22, 2007 at 10:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Joseph J. Levanduski, Vice President - CFO
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31		Three Months Ended December 31
	2006	2005	2006	2005
Net sales	$212,050	$181,858	$52,781	$39,251
Cost of sales	164,663	145,197	40,868	36,488
Gross profit	47,387	36,661	11,913	2,763

Selling, technical and administrative expenses	32,526	28,952	7,445	6,328
Restructuring charges	-	4,962	-	1,082
Employee benefit curtailment income	-	(424)	-	-
Goodwill impairment charge	4,465	-	4,465	-
Amortization of intangibles	495	724	124	182
Total expenses	37,486	34,214	12,034	7,592

Income (loss) from operations	9,901	2,447	(121)	(4,829)

Interest expense	(11,182)	(10,562)	(2,688)	(2,716)
Interest income	98	40	37	19
Other income (expense), net	106	100	15	399

Loss from continuing operations before income taxes	(1,077)	(7,975)	(2,757)	(7,127)
Income tax provision (benefit)	897	(2,391)	(396)	(2,917)

Loss from continuing operations, after income taxes	(1,974)	(5,584)	(2,361)	(4,210)
Income from discontinued operations, net of tax	4,943	4,240	917	910
Net income (loss)	$2,969	$(1,344)	$(1,444)	$(3,300)

Diluted (loss) earnings per share:
Loss from continuing operations	$(0.22)	$(0.65)	$(0.26)	$(0.47)
Discontinued operations, net of tax	0.52	0.48	0.10	0.10
Net earnings (loss) per diluted share	$0.30	$(0.17)	$(0.16)	$(0.37)

Diluted weighted average shares outstanding	9,514	8,869	9,011	8,914

	Year Ended December 31		Three Months Ended December 31
Segment data:	2006	2005	2006	2005
Net sales:
Friction products	$199,915	$167,059	$50,536	$36,854
Performance racing	12,135	14,799	2,245	2,397
Total	$212,050	$181,858	$52,781	$39,251

Gross profit:
Friction products	$45,571	$33,661	$11,845	$2,673
Performance racing	1,816	3,000	68	90
Total	$47,387	$36,661	$11,913	$2,763

Depreciation and amortization:
Friction products	$7,055	$6,955	$1,830	$1,759
Performance racing	241	229	64	59
Total	$7,296	$7,184	$1,894	$1,818

Income (loss) from operations:
Friction products	$16,290	$3,203	$4,938	$(3,913)
Performance racing	(6,389)	(756)	(5,059)	(916)
Total	$9,901	$2,447	$(121)	$(4,829)

Adjusted income (loss) from operations
(Tables 1 & 2):
Friction products	$16,290	$9,239	$4,938	$(2,737)
Performance racing	(1,924)	(652)	(594)	(916)
Total	$14,366	$8,587	$4,344	$(3,653)

Capital expenditures:
Friction products	$7,894	$7,482	$2,503	$1,461
Performance racing	176	285	-	44
Total	$8,070	$7,767	$2,503	$1,505

Reconciliation of Financial Measures

This earnings release discloses income from operations, income and adjusted income from operations (income from operations before restructuring, goodwill impairment charge, employee benefit curtailment income and loan forgiveness costs) for each business segment or for the Company in total, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with U.S.GAAP. A reconciliation of each of these financial measures to the most comparable U.S. GAAP measure is included below in this earnings release. Management believes that these financial measures are useful to investors because they exclude the Company’s non-recurring restructuring and other costs, allowing investors to more easily compare the Company’s financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each of its business segments. These non-GAAP financial measures should not be considered an alternative to measures required by U.S. GAAP.

Table 1
Adjusted income from operations
Twelve months ended
December 31,
	Income from operations, as reported (GAAP)		Restructuring costs [1]		Other costs, net [2]		Adjusted income from operations
	2006	2005	2006	2005	2006	2005	2006	2005
Friction products	$16,290	$3,203	$-	$5,464	$-	$572	$16,290	$9,239
Performance racing	(6,389)	(756)	-	-	4,465	104	(1,924)	(652)
Total pre-tax	$9,901	$2,447	$-	$5,464	$4,465	$676	$14,366	$8,587

Operating margin	4.7%	1.3%					6.8%	4.7%

1.	Restructuring costs in this table for the twelve months ended December 31, 2005 include $0.5 million classified in the Company’s Consolidated Statement of Operations as cost of sales items.
2.	Other costs include non-cash goodwill impairment charges in the Company’s performance racing segment in 2006 and loan forgiveness costs and employee benefit curtailment income in 2005.

Table 2
Adjusted income from operations
Three months ended
December 31,

	Income from operations, as reported (GAAP)		Restructuring costs [1]		Other costs, net [2]		Adjusted income from operations
	2006	2005	2006	2005	2006	2005	2006	2005
Friction products	$4,938	$(3,913)	$-	$1,176	$-	$-	$4,938	$(2,737)
Performance racing	(5,059)	(916)	-	-	4,465	-	(594)	(916)
Total pre-tax	$(121)	$(4,829)	$-	$1,176	$4,465	$-	$4,344	$(3,653)

Operating margin	-0.2%	-12.3%					8.2%	-9.3%

1.	Restructuring costs in this table for the fourth quarter ended December 31, 2005 include $0.1 million classified in the Company’s Consolidated Statement of Operations as cost of sales items.
2.	Other costs include non-cash goodwill impairment charges in the Company’s performance racing segment.

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET
(in thousands)

	December 31
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$6,177	$6,761
Accounts receivable, net	34,502	22,969
Inventories	38,890	37,120
Deferred tax asset	2,472	4,430
Other current assets	4,607	4,712
Assets held for sale	-	1,644
Current assets of discontinued operations	87,313	27,564
Total current assets	173,961	105,200
Property, plant and equipment, net	39,409	37,474
Goodwill	-	4,465
Other intangible assets	7,884	8,379
Other assets	8,000	8,944
Long-term assets of discontinued operations	-	61,537
Total assets	$229,254	$225,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$23,023	$22,160
Other accrued expenses	20,269	15,262
Short-term debt	980	1,362
Current portion of long-term debt	127	142
Current liabilities of discontinued operations	12,795	14,501
Total current liabilities	57,194	53,427
Long-term debt	110,053	115,203
Deferred income taxes	1,025	885
Other	14,253	15,032
Long-term liabilities of discontinued operations	-	736
Shareholders’ equity	46,729	40,716
Total liabilities and shareholders’ equity	$229,254	$225,999

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